Correction: Alliqua, Inc. Acquires Exclusive License to Antimicrobial Wound Care Products from Noble Biomaterials, Inc.

•	Acquisition addresses $11.8 billion wound care marketplace

NEW YORK, New York — July 20, 2011 — Alliqua, Inc. (OTCBB: ALQA) (FWB: HL1) (“Alliqua” or the “Company”) This press release corrects language throughout the press release that was issued on July 20th, 2011 at  8:30 am Eastern.

NEW YORK, New York — July 20, 2011 — Alliqua, Inc. (OTCBB: ALQA) (FWB: HL1) (“Alliqua” or the “Company”), an advanced biomedical products company focused on the development and manufacturing of proprietary drug delivery and wound care technologies, today announced that it has acquired from Noble Biomaterials, Inc. (“Noble Biomaterials”) a 10-year exclusive global license for two wound care dressing products. The license also calls for consecutive renewal periods of two years.   These two products utilize X-STATIC®, Noble Biomaterial’s proprietary silver-based antimicrobial fiber used for advanced wound care, infection control and odor elimination.

The licensed dressings, a hydrocolloid with X-STATIC® and a hydrogel with X-STATIC® that utilizes Alliqua’s hydrogels, have already received their 510(k) clearance from the U.S. Food and Drug Administration. Noble Biomaterials will continue to supply the X-STATIC® for the dressings and will receive royalty payments.

Alliqua believes that X-STATIC® enhances the effectiveness of medical devices used for wound care, burn care, skin care and infection prevention. Benefits are believed to include continuous, sustained release of silver cations for broad spectrum antimicrobial protection; demonstration of rapid bactericidal activity against a broad range of pathogens in pharmacodynamic in vitro models; no flaking or shedding of elemental silver; high versatility, allowing dressings to be used for multiple wound applications; no staining of patient, wound bed or clinician; and smoother skin application and greater patient comfort.

Management believes that this transaction will allow it to enter the market for silver dressings significantly earlier than it would have if it separately pursues the 510(k) it previously submitted for a substantially similar hydrogel dressing. Additionally, the transaction includes a hydrocolloid dressing that should further enhance the Company’s offerings in the $11.8 billion wound care market. Initially the target markets for the product will include diabetic ulcers, pressure sores, burns, and post surgical applications. According to the National Institute of Health (NIH), each year there are more than 2.5 million diabetic ulcers diagnosed in the U.S. and more than 30 million surgical procedures performed.

David Stefansky, Chairman of Alliqua said: “We are very excited about collaborating with Noble Biomaterials through the licensing of these two products, especially the hydrogel that utilized Alliqua’s hydrogels. We believe that this transaction will expedite our efforts to bring a silver dressing to market, along with allowing us to enhance revenue while we pursue a prescription pain patch and other projects”.

Joel Furey, President of Noble Biomaterials said: “The licensing of these products allows Noble Biomaterials to focus on our efforts to deliver world class bacterial management solutions for health improvement applications.  This is a great opportunity to partner with an innovative healthcare company to deliver integrated manufacturing, marketing and distribution capabilities.”

As a result of the license agreement, the fact that the products have already received 510(k) clearance, and the use of Alliqua’s hydrogel in the proposed products, Alliqua has decided to withdraw its 510(k) application with respect to its antimicrobial hydrogel dressing in favor of this faster regulatory route to market.

About Alliqua, Inc.

Alliqua, Inc. (OTCBB: ALQA) (“Alliqua”), is an advanced biomedical products company focused on the development and manufacturing of proprietary technologies in the fields of drug delivery, advanced wound care and liver health preservation.  Through its wholly-owned subsidiary, Alliqua BioMedical, Inc., Alliqua intends to develop active ingredient and transdermal drug delivery products, primarily utilizing the proprietary hydrogel technology platform of AquaMed Technologies, Inc. (“AquaMed”), Alliqua’s subsidiary.

AquaMed manufactures custom hydrogels used for transdermal drug delivery, wound care, medical diagnostics, and cosmetics. These products use proprietary manufacturing technologies which enable AquaMed to produce what is known in the healthcare industry as high water content, electron beam cross-linked aqueous polymer sheet hydrogels. AquaMed believes that it is one of two manufacturers in the world for these gels.  Another Alliqua subsidiary, HepaLifeBiosystems, Inc., focuses on the development of a cell-based bio-artificial liver system, known as HepaMate™.

Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

For additional information, please visit www.alliqua.com

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About Noble Biomaterials, Inc.

Noble Biomaterials is a global leader in bacterial management solutions, with innovative technology brands including X-STATIC®, XT2™, FreshAg™ and SilverSeal®.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the our control that can make such statements untrue, including, but not limited to, adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, termination of contracts or agreements, technological obsolescence of our products, technical problems with our research and products, price increases for supplies and components,  inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists and other specific risks. We currently have no commercial products intended to diagnose, treat, prevent or cure any disease. The statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration. There can be no assurance that further research and development, and /or whether clinical trial results, if any, will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that we will be able to develop new products on the basis of our technologies. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K filed with the SEC on March 31, 2011 and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Contact:
Alliqua, Inc.
Steven Berger
646-218-1450